UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Name of Registrant as Specified in its Charter)

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EAGLE HOSPITALITY PROPERTIES TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 3, 2006

You are cordially invited to attend the 2006 annual meeting of stockholders of Eagle Hospitality Properties Trust, Inc. to be held on May 3, 2006, at the Cincinnati Marriott Hotel at RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011. The principal purposes of the annual meeting are to elect nine directors, ratify the appointment of Ernst & Young LLP as independent auditors of Eagle for the 2006 fiscal year and to transact such other business as may properly come before such meeting or any adjournments.

Only stockholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting or any adjournments.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

RAYMOND D. MARTZ
Chief Financial Officer, Treasurer and Secretary

March 31, 2006

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 3, 2006

This proxy statement is furnished to stockholders of Eagle Hospitality Properties Trust, Inc. in connection with the solicitation of proxies for use at the 2006 annual meeting of stockholders of Eagle Hospitality to be held on May 3, 2006, at the Cincinnati Marriott Hotel at RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011 for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Eagle.

Holders of record of shares of common stock of Eagle as of the close of business on the record date, March 24, 2006, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on February 1, 2006, there were 17,382,385 shares of common stock issued and outstanding.

Eagle’s 2005 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 2005 Annual Report were mailed to stockholders on or about March 31, 2006.

Proposal One, the election of directors of Eagle, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Proposal Two, the ratification of the appointment of Ernst & Young LLP as independent auditors for the 2006 fiscal year, requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of Ernst & Young LLP and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail or in person at the meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage need be affixed if the proxy is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

A stockholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its year ended December 31, 2005, which includes financial statements for the year then ended, has been mailed to shareholders with this Proxy Statement.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board of Directors

The directors of Eagle are elected by the stockholders annually. Each director’s term of office expires at the annual meeting. Each of the directors has been nominated for election at the meeting to hold office until the 2007 annual meeting of stockholders and until his successor is elected and qualified.

The Board of Directors of Eagle recommends a vote FOR Messrs. Butler, Blackham, Banta, Costello, Engel, Fisher, George, Kohlhepp and McDowell to hold office until the 2007 annual meeting of stockholders and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominee for Election to Term Expiring 2007

William P. Butler, 63, has been our non-executive Chairman of the Board of Directors since our initial public offering. He is also the Chairman of the Board and Chief Executive Officer of Corporex Companies LLC (“Corporex”), which he founded in 1965. Under Mr. Butler’s leadership, Corporex has evolved into a diverse financial investment company focusing on investing, family country clubs, hospitality and real estate development and management. Operating nearly 40 years, Corporex now includes such affiliates as Corporex Capital LLC, Five Seasons Sports Country Clubs, Corporex Realty & Investment LLC and Corporex Management & Leasing. Mr. Butler is also the chairman of, and the owner of an 85% interest in, Commonwealth Hotels, Inc. (“Commonwealth Hotels”), the manager with respect to nine of our hotels. He is also the founder of the Greater Cincinnati/Northern Kentucky Chapter of the National Association of Industrial and Office Parks (NAIOP) and the Metropolitan Growth Alliance, a group dedicated to regional planning and development for Northern Kentucky.

J. William Blackham, 52, is our President and Chief Executive Officer, a position he has held since our formation. Prior to our initial public offering, Mr. Blackham served as Executive Vice President of Corporex, and as a member of Corporex’s Executive Management Board. Mr. Blackham joined Corporex in 1990 as Senior Vice President, Finance. He has almost 29 years experience in the acquisition, development, marketing, disposition, management and financing of real estate. Prior to joining Corporex, he was Executive Vice President of Tambone Corporation, a Boston based real estate development and investment firm. Mr. Blackham’s responsibilities included all asset purchase and sales transactions as well as project and corporate financing. Mr. Blackham holds a Bachelors Degree in Finance, Magna Cum Laude, from Boston College and an MBA from The Wharton School at the University of Pennsylvania. He is also a member of several professional organizations including the National Association of Real Estate Investment Trusts (NAREIT), the Urban Land Institute (ULI), and the Pension Real Estate Association (PREA), and serves as an honorary Consular in Cincinnati for the Government of Brazil.

Robert J. Kohlhepp, 62, has served as a director since our initial public offering. Mr. Kohlhepp is Vice Chairman of Cintas Corporation, a $3.1 billion revenue, publicly-traded entity, which is highly regarded for its consistent and high-quality performance. Mr. Kohlhepp joined the company 38 years ago. He is a CPA with an MBA from Xavier University. He serves as director for Cintas Corporation and Parker Hanifin and is a trustee of Xavier University in Cincinnati.

Frank C. McDowell, 57, has served as a director since our initial public offering. Mr. McDowell resides in Carmel, California and is the retired Vice Chairman of BRE Properties, Inc. Trust. Mr. McDowell was promoted to Vice Chairman of BRE in January 2004. Since 1995, Mr. McDowell served as BRE’s Chief Executive Officer and until December 2003, also as President. BRE is a $3.0 billion asset, publicly-traded REIT which has existed for more than 35 years. BRE specializes in apartments. Mr. McDowell has 26 years of experience in the real estate industry, serving on numerous industry-related Boards.

Louis D. George, 53, has served as a director since our initial public offering. Since August 2004, Mr. George has served as Director of Taft, Stettinius & Hollister LLP, a full-service midwestern law firm, where he provides management expertise and reports to the managing partner and Executive Committee. From 2002 until June 2004, Mr. George was Chief Executive Officer of the New Ventures division of the Sheakley Company in Cincinnati. From 2000 to 2001, Mr. George was Managing Director of myCFO, a financial services firm headquartered in Redwood City, California. Prior to that, Mr. George was a national partner at Deloitte & Touche for approximately 15 years with a specialty in tax and real estate. Mr. George has an accounting degree from West Virginia University, and is a CPA. He serves as a district Board member of the Urban Land Institute and on the Boards of numerous Cincinnati non-profit organizations.

Thomas R. Engel, 62, has served as a director since our initial public offering. Mr. Engel is located in Boston and is the owner and Chief Executive Officer of T.R. Engel Group, LLC (“TRE”), an asset management advisory group with emphasis in hospitality acting on a national and international level. Prior to creating TRE in 1998, Mr. Engel was Senior Vice President for seven years at Equitable Life in charge of Equitable’s hotel portfolio. Mr. Engel entered the hotel industry in 1982 and has worked at Hyatt Corporation and Holiday Inn Corporation in previous years. Mr. Engel has a graduate degree in business from Northwestern University, and qualifies as a hospitality industry expert.

Thomas E. Costello, 66, has served as a director since our initial public offering. Until 2002, Mr. Costello served more than 10 years as the Chief Executive Officer of Xpedx, a wholly-owned subsidiary of International Paper Inc. In 2000, Xpedx sales surpassed $7 billion, and the Company employed more than 9,000 people worldwide. Prior to joining Xpedx, Mr. Costello served as Vice President of Sales & Marketing/Officer at Dixon Paper, serving 16 years with the company. He was also President of Rampart Containers and held numerous positions with Mead Corporation. Mr. Costello is also on the Board of Corporex, Intertape Polymer Group Inc. and Cadmus Communications Corporation. Mr. Costello has served on such Boards as Thomas More College Executive Committee and Board of Trustees and the Alumni Board of Indiana University Kelley School of Business. Mr. Costello has a management degree and an MBA from Indiana University.

Thomas E. Banta, 42, has served as a director since our initial public offering. Mr. Banta is Executive Vice President of Corporex. He is in charge of all real estate development and property management functions. Mr. Banta is a member of the Executive Management Board of Corporex. He is a graduate of Indiana University, and has been with Corporex more than 20 years, his entire career. Mr. Banta is the Corporex director designee under the nomination rights agreement.

Paul S. Fisher, 50, has served as a director since our initial public offering. Mr. Fisher is President, Chief Financial Officer and Trustee of CenterPoint Properties Trust and has been an Executive Vice President of CenterPoint since 1993. CenterPoint is a privately held real estate investment trust engaged in the development, redevelopment and management of industrial property and infrastructure. CenterPoint owns or operates approximately 40 million square feet of properties. Mr. Fisher has also served as the CenterPoint’s General Counsel and Secretary. Mr. Fisher is a graduate of The University of Notre Dame with a Bachelor of Arts degree in Economics, holds a Doctor of Law degree from The University of Chicago Law School.

Meetings of the Board of Directors; Non-Management Director Executive Sessions

The Board of Directors held five in-person meetings in 2005 and two conference calls. The non-management directors of Eagle met in executive session at each in-person meeting of the Board of Directors. The Chairman of the Governance and Compensation Committee presides over such non-management executive sessions. The current Chairman is Mr. Kohlhepp.

The Board of Directors encourages its members to attend each annual meeting of stockholders. All directors attended the 2005 Annual Meeting of Stockholders.

Independent Directors

At least a majority of Eagle’s directors and all of the members of the audit committee and the governance and compensation committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with Eagle (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board of Directors has determined that any relationship or arrangement between us and one or more affiliates of a director that does not require disclosure pursuant to Item 404 of SEC Regulation S-K does not, by itself, preclude a determination of independence (except with respect to members of the audit committee). The Board of Directors has determined that each of Messrs. Costello, Engel, Fisher, George, Kohlhepp and McDowell satisfies the bright-line criteria and that none has a relationship with Eagle that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, Eagle believes that each of such directors, or two-thirds of the Board, is independent under the NYSE rules.

Committees of the Board of Directors

The Company has two standing committees: the audit committee and the governance and compensation committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the “Investor Relations/Corporate Governance” section of our website at www.eaglehospitality.com and is available in print to any stockholder who requests it. Requests should be sent in writing to Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011, Attn: Raymond Martz, Corporate Secretary. Our committees are described below and the members of the committees are identified in the following table:

Director	Audit Committee	Governance and Compensation Committee
Thomas E. Costello		X
Thomas R. Engel	X
Paul S. Fisher	Chair
Louis D. George	X
Robert J. Kohlhepp		Chair
Frank C. McDowell		X

Total Meetings Held	15	4

Audit Commitee. The audit committee approves the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, approves audit and non-audit fees and reviews the adequacy of Eagle’s internal accounting controls.

The Board of Directors has made the following determinations about the composition of the audit committee:

•	Each member is financially literate.

•	At least one member, Mr. Fisher, is a financial expert.

•	Each member is independent as defined in Sections 303A.02 and 303A.07 of the listing standards of the NYSE and under the SEC rules for audit committees.

•	No member has accepted any consulting, advisory or other compensatory fee from Eagle other than as set forth below under “—Compensation of Directors.”

During 2005, the audit committee held four in-person meetings and eleven conference calls.

Governance and Compensation Committee. With the recommendations of the Chief Executive Officer, the governance and compensation committee determines the compensation for Eagle’s executive officers with the consent of the full Board of Directors and implements Eagle’s 2004 Long-Term Incentive Plan (the “LTIP”) with the consent of the full Board. The committee also determines the compensation of the Chief Executive Officer. In addition, the committee makes recommendations to the Board concerning corporate governance policies and practices, Board member qualification standards, director nominees, Board responsibilities and compensation, the size and responsibilities of each of the committees, Board access to management and independent advisors and management succession.

On an annual basis, the governance and compensation committee assesses the appropriate skills and characteristics of existing and new Board members. This assessment includes consideration as to the members’ independence, diversity, ages, skills, expertise, character and business experience in the context of the needs of the Board. The same criteria are used by the governance and compensation committee in evaluating nominees for directorship.

In making any nominee recommendations to the Board, the governance and compensation committee will consider persons recommended by stockholders so long as the recommendation is submitted to the committee prior to the date which is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Governance and Compensation Committee, Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011. However, the governance and compensation committee may, in its sole discretion, reject any such recommendation for any reason.

During 2005, the governance and compensation committee held four in-person meetings.

Compensation of Directors

Eagle pays directors who are not employees of Eagle fees for their services as directors. During 2005, non-employee directors received annual compensation of $34,000, which included compensation for in-person attendance at four Board meetings. To the extent the Board held additional meetings, Directors also received a fee of $1,000 for attendance in person at each such meeting. In addition, directors received $500 for attendance at each telephonic Board or committee meeting. Directors are also reimbursed reasonable out-of-pocket expenses for attendance at Board and committee meetings. The respective chairs of our audit committee and our governance and compensation committee received an additional $5,000 in annual compensation.

In addition, each of our directors, except for Messrs. Butler and Blackham, received 1,500 shares of restricted stock under the LTIP. These restricted stock awards vest 100% on the first anniversary of the date of grant. In 2004, Messrs. Butler and Blackham each received 83,333 shares of restricted stock in connection with our initial public offering. The restricted stock awards granted to Messrs. Butler and Blackham vest on each of the first five anniversaries of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Eagle common stock.

For the year ended December 31, 2005, the directors, other than Messrs. Butler and Blackham, received the following total compensation:

Summary Director Compensation

Name	Annual Retainer	Additional Meeting Compensation (1)	Chairman Compensation	Restricted Stock Awards (in shares)
Thomas E. Banta	$34,000	$1,500	—	1,500
Thomas E. Costello	34,000	3,500	—	1,500
Thomas R. Engel	34,000	11,500	—	1,500
Paul S. Fisher	34,000	11,000	$5,000	1,500
Louis D. George	34,000	11,500		1,500
Robert J. Kohlhepp	34,000	4,000	5,000	1,500
Frank C. McDowell	34,000	3,000	—	1,500

Total	$238,000	$46,000	$10,000	10,500

(1)	This includes additional fees paid for attendance at board and committee meetings whether in person or telephonically.

Messrs. Butler and Blackham were not paid any director fees.

Stockholder Communications with the Board of Directors, Non-Management Directors and the Audit Committee

The Board of Directors has established a process for interested parties, including stockholders, to communicate directly with the directors. Written communications may be addressed to:

Chairman of the Board of Directors

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

The Board of Directors has established a process for interested parties, including stockholders, to communicate directly with the non-management directors. Written communications may be addressed to:

Non-Management Directors

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

This information is also available by visiting the “Contacts” section of our website at www.eaglehospitality.com.

The audit committee has adopted a process for stockholders to send communications to the audit committee with concerns or complaints concerning Eagle’s regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to:

Chairman of the Audit Committee

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011.

This information is also available by visiting the “Contacts” section of our website at www.eaglehospitality.com.

Executive Officers

The following information is provided with respect to the current executive officers of Eagle. Executive Officers are elected by, and serve at the discretion of, the Board of Directors.

J. William Blackham, Chief Executive Officer and President. Biographical information regarding Mr. Blackham is set forth under “Proposal One - Election of Directors.”

Raymond D. Martz, 35, joined us as our Chief Financial Officer, Secretary and Treasurer on May 2, 2005. Mr. Martz had previously been employed by LaSalle Hotel Properties (NYSE:

LHO), a publicly-traded hotel REIT based in Bethesda, Maryland, in a variety of finance functions from 1997 to 2005, including having served as its Treasurer since 2004, Vice President Finance & Investor Relations from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, Mr. Martz was an associate with Tishman Realty & Construction Corporation in New York, New York. He was employed at Tishman from 1995-1997 where he focused in a variety of areas including hotel asset management, development and construction finance. Mr. Martz earned a Bachelor of Science degree from the School of Hotel Administration at Cornell University. He also has a MBA from Columbia University.

Executive Compensation

The following table sets forth information concerning the compensation of the Chief Executive Officer and each person who served as Chief Financial Officer (the “Named Executive Officers”) for the year ended December 31, 2005:

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Restricted Stock Awards(3)	LTIP Payouts	All Other Compensation(4)

J. William Blackham President and CEO	2005	$300,000	—	—	—	$4,629
	2004	$75,000	—	$812,497	—	$74
Thomas A. Frederick CFO, Treasurer and Secretary (5)	2005	$66,667	—	—	—	$106,500	(6)
	2004	$50,000	—	$203,121	—	$74
Raymond D. Martz CFO, Treasurer and Secretary (7)	2005	$150,000	$48,375	$185,000	—	$35,234	(8)

(1)	The executive officers did not receive any salary from Eagle until consummation of our initial public offering and therefore only received three months of salary during 2004. Under the terms of their respective employment agreements for 2005, Mr. Blackham’s, Mr. Frederick’s and Mr. Martz’s annual salaries were $300,000, $200,000 and $225,000 respectively. Mr. Frederick’s and Mr. Martz’s salaries were prorated based on their respective employment periods.

(2)	The bonus was earned in 2005 and paid in 2006.

(3)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of Eagle common stock on the date of grant by the number of shares of restricted stock awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares of restricted stock. The restricted stock awards vest one-fifth on each anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Eagle common stock. See “Restricted Stock Holdings.”

(4)	Consists of amounts contributed by Eagle for term life insurance premiums and payments for unused sick days. The policy of paying cash for unused sick days was ended in fiscal year 2005.

(5)	Mr. Frederick served as Chief Financial Officer of the Company from the time of our initial public offering until his resignation for personal reasons on April 29, 2005.

(6)	For Mr. Frederick, such amount during 2005 also includes $103,706 recognized under GAAP for his severance package which was paid in cash.

(7)	Upon Mr. Frederick’s resignation, Mr. Martz became Chief Financial Officer, Treasurer and Secretary.

(8)	For Mr. Martz, such amount during 2005 also includes $34,375 recognized under GAAP for his relocation package which was paid in cash.

Options/SAR Grants in Last Fiscal Year and Option Exercises in 2005

The Company has not granted any stock options or stock appreciation rights since its inception.

Restricted Stock Holdings

The total restricted stock holdings and their fair market value based on the per share closing price of $7.63 as of December 31, 2005 are set forth below. The values do not reflect diminution of value attributable to the restrictions applicable to the shares of restricted stock. All of the shares of restricted stock vest one-fifth on each anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Eagle common stock.

Name	Total Shares of Restricted Stock	Value at December 31, 2005
J. William Blackham	66,666	$508,662
Thomas A. Frederick (1)	—	—
Raymond D. Martz	20,000	152,600

(1)	Mr. Frederick forfeited all 20,833 shares of restricted stock upon his resignation.

Employment Contracts

Each of Messrs. Blackham and Frederick entered into employment agreements with us at the time of our initial public offering. Mr. Frederick’s employment agreement was terminated at the time of his resignation. Mr. Martz entered into an employment agreement with us at the time he was hired. We believe that these agreements benefit us by helping to retain the executive and by allowing each executive to focus on his duties without the distraction of the concern for his personal situation in the event of, among other things, a possible change in control of our company.

Chief Executive Officer

Mr. Blackham entered into a five-year employment contract effective as of October 6, 2004. Thereafter, the term of his agreement can be extended for an additional year, on each anniversary of the agreement, unless either party gives 60 days’ prior written notice that the term will not be extended. This contract provides for a minimum annual base salary at the rate of $300,000. In addition, Mr. Blackham received 83,333 shares of restricted stock pursuant to his employment agreement at the time of our initial public offering. The restricted stock awards granted to Mr. Blackham vest on each of the first five anniversaries of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Eagle common stock.

His contract includes provisions restricting him from competing with Eagle for a period of one year if his contract is not renewed and upon payment by Eagle of an amount equal to Mr. Blackham’s annual salary.

Chief Financial Officer

Mr. Frederick entered into a three-year employment contract effective October 6, 2004. Mr. Frederick’s employment agreement was terminated upon his resignation on April 29, 2005. Mr. Frederick’s contract provided for a minimum annual base salary at the rate of $200,000. In addition, Mr. Frederick received 20,833 shares of restricted stock pursuant to his employment agreement at the time of our initial public offering. He forfeited those shares upon his resignation.

His contract included provisions restricting him from competing with Eagle during employment and, except in certain circumstances, for a period of one year after termination of employment.

Mr. Martz entered into a three-year employment contract effective May 2, 2005. Mr. Martz’s agreement can be extended for an additional year, on each anniversary of the agreement, unless either party gives 60 days’ prior written notice that the term will not be extended. Mr. Martz’s contract provides for a minimum annual base salary at the rate of $225,000. In addition, Mr. Martz received 20,000 shares of restricted stock. The restricted stock granted to Mr. Martz vest on each of the first five anniversaries of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of our common stock.

His contract also includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a period of one year after termination of employment.

Change in Control Provisions

Each executive’s employment agreement provides severance benefits if the executive’s employment ends under certain circumstances following a change in control of the Company. With respect to Mr. Blackham, the contract generally provides that, if within 24 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause or the executive resigns for good reason, such executive officer will be entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of the executive’s last day of employment of any unvested stock options or restricted stock previously issued to the executive;

•	payment of the executive’s life, health and disability insurance coverage following the executive’s termination for a period of three years; and

•	payment equal to his base salary for three years plus his bonus equal to three times the greater of his average bonus paid during the last two years and his most recent bonus, if any.

With respect to Mr. Martz, the contract generally provides that, if within 12 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause or the executive resigns for good reason, such executive officer will be entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of the executive’s last day of employment of any unvested stock options or restricted stock previously issued to the executive;

•	payment of the executive’s life, health and disability insurance coverage following the executive’s termination for a period of one year; and

•	payment equal to his base salary for one year.

For purposes of the contracts described in the preceding paragraphs, “change in control” generally means any of the following events:

•	the acquisition of 50% or more of Eagle’s common stock or voting stock by any person in a single transaction or series of related or unrelated transactions;

•	a merger in which Eagle’s stockholders before the merger do not own at least 50% of the merged company;

•	a sale of all or substantially all of Eagle’s assets in one or a series of related sales;

•	a tender offer for Eagle’s securities representing more than 50% of the outstanding voting stock; or

•	with respect to Mr. Blackham’s agreement only, the current incumbent directors cease to be a majority of our board.

Mr. Frederick’s employment contract included “change in control” provisions identical to Mr. Martz’s.

Governance and Compensation Committee Interlocks and Insider Participation

During 2005, the governance and compensation committee consisted of Messrs. Costello, Kohlhepp and McDowell. None of the members of the governance and compensation committee is a current or past employee of Eagle. No member of the governance and compensation committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director). Each was and is independent under the rules and regulations of the New York Stock Exchange.

Corporate Governance Guidelines and Code of Ethics

The Company makes available copies of its Corporate Governance Guidelines on its website at www.eaglehospitality.com in the “Investor Relations/Corporate Governance” section. The Company has adopted a Code of Business Conduct and Ethics that applies to all Company employees and each member of the Company’s Board of Directors. This code of ethics is available at the Company’s website at www.eaglehospitality.com in the “Investor Relations/Corporate Governance” section and any waivers of this code of ethics will be posted on the Company’s website. Copies of these documents also available in print to any stockholder who requests them. Requests should be sent in writing to Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011. Attn: Raymond Martz, Corporate Secretary.

Governance and Compensation Committee Report

The governance and compensation committee directs the administration of Eagle’s LTIP and determines compensation for Eagle’s executive officers. The committee’s compensation policies are designed to: 1) promote the success, and enhance the value, of Eagle by linking the personal interests of our employees, officers, directors and consultants to those of our stockholders; 2) provide such persons with an incentive for outstanding corporate performance; and 3) provide flexibility to Eagle in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of Eagle’s operation is largely dependent.

Compensation for executives is based generally on the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation with the percentage at-risk increasing at increased levels of responsibility;

•	employee stock ownership aligns the interests of employees and stockholders;

•	compensation must be competitive with that offered by companies that compete with Eagle for executive talent; and

•	differences in executive compensation within Eagle should reflect differing levels of responsibility and performance.

A key determinant of overall levels of compensation is the pay practices of public equity REITs that have revenues comparable to Eagle.

There are three components to Eagle’s executive compensation program: base salary; annual incentive compensation; and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

Annual Compensation. Executive salaries other than that of the Chief Executive Officer are recommended to the committee by the Chief Executive Officer and are designed to be competitive with the peer group companies described above. The Chief Executive Officer’s base salary is determined by the committee. The salaries of executive officers who resigned or joined the Company in 2005 are prorated according to their time of employment.

Eagle’s executive officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. In addition to considering the pay practices of Eagle’s peer group in determining each executive’s bonus percentage, the committee also considers the executive’s ability to influence overall performance of Eagle. In 2005, Messrs. Blackham and Martz were awarded bonuses of $0 and $48,375, respectively. Mr. Martz bonus was based upon the achievement of certain goals and objectives set for him by the Board.

Long-Term Incentives. As an incentive to retain executive officers, Eagle’s long-term incentive plan for officers provides for annual grants of restricted stock under the LTIP. The shares of restricted stock issued to Mr. Blackham in connection with our initial public offering vest one-fifth on each anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns, as do the shares of restricted stock issued to Mr. Martz when he joined Eagle.

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Restricted Stock grants and certain other awards under the LTIP are intended to qualify as “performance-based” compensation not subject to Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation awarded under Eagle’s compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Chief Executive Officer Compensation. During 2005, Mr. Blackham’s base salary and long-term incentive awards were determined by the committee substantially in conformity with the policies described above for all other executive officers of Eagle. The Chief Executive Officer’s 2004 compensation was based solely upon amounts due under his employment contract and restricted stock awards issued in connection with the Company’s initial public offering. For 2004, Mr. Blackham was paid $75,000 in base salary from the time of our initial public offering until December 31, 2004. In 2005, Mr. Blackham’s base salary was $300,000, equal to his 2004 base salary. Mr. Blackham earned no cash bonus in 2004 and 2005.

In addition, during 2004, Mr. Blackham was granted long-term incentive compensation consisting of shares of restricted stock valued at $9.75 on the date of grant, which vest one-fifth on the anniversary of the date of grant, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. No shares of restricted stock were granted in 2005. No awards of stock options were made in 2004 or 2005.

Governance and Compensation Committee

Thomas E. Costello	Frank C. McDowell	Robert J. Kohlhepp (Chair)

Audit Committee Report

Purpose and Function of the Audit Committee. The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for Eagle’s financial statements and the financial reporting process, including disclosure controls and procedures and the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and the independent auditors Eagle’s audited financial statements for the year ended December 31, 2005. The audit committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Evaluation of Disclosure Controls and Procedures” and “Management Report on Internal Control over Financial Reporting” included in the 2005 Annual Report on Form 10-K.

In addition, the audit committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, and the firm’s independence from management and Eagle, and considered the compatibility of non-audit services with the auditors’ independence.

Independent Auditor Fees. During the years ended December 31, 2005 and 2004, fees incurred related to our independent registered public accounting firm, Grant Thornton LLP, with respect to 2004 and a portion of 2005, and Ernst & Young LLP, with respect to 2005, consisted of the following:

	Ernst &Young	Grant Thornton	Grant Thornton
	July 25, 2005 – December 31, 2005	January 1, 2005 – July 24, 2005	Year ended December 31, 2004
Audit Fees (1)	$308	$142	$107
Audit-Related Fees (2)	—	182	137
Tax Fees (3)	34	70	28
All Other Fees (4)	—	—	—

Total	$342	$394	$272

(1)	Represents professional fees associated with the audits of Eagle’s annual consolidated financial statements, quarterly reviews, fees paid to Ernst & Young in 2005 for the review and testing of the control environment in accordance with the Sarbanes-Oxley Act of 2002 (“SOX”) and, with respect to 2004, $101,000 related to Eagle’s IPO.

(2)	Represents professional fees associated with required audits of acquired properties in compliance with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission.

(3)	Represents professional fees associated with tax planning, tax consultation, and review of tax returns.

(4)	Consists of fees for products and services other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”.

Pre-Approval Policies. The audit committee has adopted a policy requiring the pre-approval of all fees paid to its independent auditor. Before an independent auditor is engaged to render any service, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration.

The audit committee has pre-approved the provision by the independent auditor of the following services without specific case-by-case consideration during 2006:

•	Services associated with a review of the Quarterly Report on Form 10-Q for the three months ended March 31, 2006 in an amount not to exceed $17,500;

•	Services associated with the review and testing of the control environment in accordance with the Sarbanes-Oxley Act of 2002, in an amount not to exceed $130,000; and

•	Federal, state, local, franchise and other tax services, including consulting services, other than advocacy-related services such as representation before any taxing or judicial authority with respect to returns under examination or to obtain rulings in advance of proposed transactions, in an amount not to exceed $65,000.

The audit committee discussed with Eagle’s internal and independent auditors the overall scope and plans for their respective audits. Any services in excess of these pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting.

Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the 2005 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Thomas R. Engel	Paul S. Fisher (Chair)	Louis D. George

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of December 31, 2005, unless otherwise indicated below, for each person or group known to Eagle to be holding more than 5% of the common stock, for each director and Named Executive Officer and for the directors and executive officers of Eagle as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of common partnership interests (“Common Units”) in EHP Operating Partnership, L.P. (the “Operating Partnership”). The Operating Partnership is controlled by Eagle as its sole general partner. The Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Eagle’s option, one share of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
William P. Butler (2) (11)	4,100,868	19.53%
J. William Blackham (3) (11)	97,715	*
Raymond D. Martz (4) (11)	20,000	*
Thomas Frederick	0	—
Thomas E. Banta (5) (11)	14,049	*
Thomas E. Costello (6) (11)	100,048	*
Thomas R. Engel (11)	5,867	*
Paul F. Fisher (11)	5,667	*
Louis D. George (11)	7,167	*
Robert J. Kohlhepp (11)	15,667	*
Frank C. McDowell (11)	25,667	*
All executive officers and directors as a group (10 persons)	4,392,715	20.89%
Deutsche Bank AG and its affiliates (7)	1,452,800	8.37%
Artisan Partners Limited Partnership and its affiliates (8)	1,840,900	10.6%
Franklin Resources, Inc. (9)	1,128,800	6.5%
Kennedy Capital Management (10)	976,295	5.6%

*	Less than 1%

(1)	The total number of shares outstanding used in calculating this percentage assumes that no Common Units held by other persons are exchanged for shares of common stock.

(2)	The number of shares owned includes 83,333 shares of restricted stock, one-fifth of which vested on October 6, 2005 and the remainder of which will vest in equal installments on each anniversary of that date over the next four years, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns, and shares of common stock purchased on the open market. In addition, Mr. Butler is also the beneficial owner of the shares owned by the following entities because of his relationship with those entities: KY Florida Hotel Investors, Inc., Corporex, Corporex Realty & Investment, LLC, CPX RiverCenter Development, LLC, Denver International Suites, LLC, CPX-DIA Key Partners, LLC, CPX Landmark, Inc. (“CPX Landmark”), Corporex Landmark Key Partnership, LLC #3 and Florence Hotel, Inc. The number of shares beneficially owned includes 3,612,663 shares issuable upon redemption of Common Units. Unless otherwise described in this footnote, Mr. Butler has sole voting and dispositive power with respect to these shares. With respect to KY Florida Hotel Investors, Inc., Mr. Butler shares voting and dispositive power with respect to the shares with the other director of that entity, Daniel T. Fay. With respect to CPX Landmark, Mr. Butler shares voting and dispositive power with respect to the shares owned by this corporation because he is a director along with his spouse and Mr. Fay. With respect to Corporex Key Partnership #3, LLC, CPX Landmark is the sole manager of the limited liability company. Mr. Butler shares voting and dispositive power with respect to the shares of this entity because he is a director of CPX Landmark along with his spouse and Mr. Fay. With respect to Florence Hotel, Inc., Mr. Butler shares voting and dispositive power with respect to the shares owned by the corporation because he is a director of that corporation along with Messrs. Blackham and Fay. Mr. Butler disclaims beneficial ownership of the 208,332 shares owned by Corporex as such shares or the proceeds from any future sale thereof are intended to be held in a trust for the benefit of other Corporex employees.

(3)	The number of shares owned includes 83,333 shares of restricted stock, one-fifth of which vested on October 6, 2005 and the remainder of which will vest in equal installments on each anniversary of that date over the next four years, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns. In addition, Mr. Blackham is also the beneficial owner of shares owned by Florence Hotel, Inc. Mr. Blackham shares voting and dispositive power with respect to the shares owned by Florence Hotel, Inc. because he is a director of that corporation along with Messrs. Butler and Fay. Mr. Blackham disclaims beneficial ownership of 2,000 shares that are held in trust for the benefit of his sister’s children and the shares owned by Florence Hotel, Inc. The number of shares beneficially owned includes 8,382 shares issuable upon redemption of Common Units.

(4)	These shares will vest in equal installments on the anniversary of the grant date over the next five years, subject to acceleration at the discretion of the governance and compensation committee upon the Company achieving certain targeted returns.

(5)	Number of shares beneficially owned includes 8,382 shares issuable upon redemption of Common Units.

(6)	The number of shares beneficially owned includes 37,346 shares owned by TEC One LLC. Mr. Costello has sole voting and dispositive power with respect to these shares because he is a member and the sole manager with respect to this entity. The number of shares beneficially owned includes 84,381 shares issuable upon redemption of Common Units.

(7)	Deutsche Bank AG is located at Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Information obtained from Schedule 13G/A filed with the SEC on February 8, 2006. The Schedule 13G/A filing reflects the securities beneficially owned by the Private Clients and Asset Management (“PCAM”) business group of Deutsche Bank AG and its subsidiaries and affiliates. PCAM expressly disclaims beneficial ownership of these shares of Common Stock.

(8)	Artisan Partners Limited Partnership is located at 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202. Information obtained from Schedule 13G/A filed with the SEC on January 9, 2006. Artisan Partners Limited Partnership has shared voting and dispositive power with respect to these shares.

(9)	Franklin Resources, Inc. is located at One Franklin Parkway, San Mateo, California 94403. Information obtained from Schedule 13G filed with the SEC on February 7, 2006. Franklin Resources, Inc. and its related principal shareholders disclaim beneficial ownership of these shares.

(10)	Kennedy Capital Management, Inc. is located at 10829 Olive Blvd., St. Louis, Missouri 63141. Information obtained from Schedule 13G filed with the SEC on February 14, 2006.

(11)	The business address for this individual is c/o Eagle Hospitality Properties Trust, Inc., 100 E. RiverCenter Blvd., Suite 480, Covington, Kentucky 41011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 with respect to the shares of common stock that may be issued under Eagle’s existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (2)	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	—	—	529,755
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Consists of the LTIP, under which the governance and compensation committee may grant stock options, performance shares or units, stock appreciation rights and restricted stock to employees, officers and directors of Eagle and consultants providing services to Eagle. On January 1, 2005, the number of shares available for future issuance under the LTIP increased by 131,435 shares.

(2)	Eagle issued no stock options under the LTIP in 2005.

RELATED PARTY TRANSACTIONS

Certain of our directors and officers and the employees of Commonwealth Hotels and Corporex directly or indirectly owned all or a substantial amount of the ownership interests in the entities that owned our nine initial hotels prior to our initial public offering. The owners of those entities contributed the entity ownership interests to us as part of our acquisition of those hotel assets.

With respect to our nine initial hotels (other than the Embassy Suites Hotel Tampa-Airport/Westshore and the Hyatt Regency Rochester), we have agreed to indemnify the contributors for any tax liability they incur if, during the 10-year period following our initial public offering, we (i) directly or indirectly sell, exchange or otherwise dispose of the properties contributed under such agreement in a taxable transaction before the tenth anniversary of the completion of our initial public offering, in certain cases, (ii) fail to use commercially reasonable efforts to make available to these contributors and their permitted transferees and persons taxable on the income of a contributor or permitted transferee opportunities to guarantee specified amounts of liabilities of our Operating Partnership to defer such guarantors’ tax liabilities.

For example, in the case of a taxable disposition of one of the nine hotels within 10 years of its contribution, we would have to indemnify the contributors for tax on the gain allocable to them under Section 704(c) of the Internal Revenue Code and for the tax on indemnification payments.

During 2005, we paid $23,391,000 to Corporex for a loan related to our Embassy Suites Hotel Independence. This loan was paid off in February 2005.

At the time we acquired our nine initial hotels, Mr. Butler retained a 51% interest in the entity that owned the Embassy Suites Hotel Cincinnati-RiverCenter. On December 5, 2005, we, issued 427,485 operating partnership units to CPX RiverCenter Development LLC, an entity that is beneficially owned by William P. Butler, our chairman, upon the exercise of the Operating Partnership’s option to acquire the remaining 51% interest in the entity that owns that hotel. As a result, we now own all of the interests in the entity that owns the Embassy Suites Hotel Cincinnati-RiverCenter.

On December 5, 2005, we also issued an aggregate of 250,000 operating partnership units to the original contributors of the entity that owns the Embassy Suites Hotel Denver-International Airport. Such units were issued pursuant to the earn-out provisions of the original contribution agreement, which provided for the issuance of an aggregate of 250,000 units in the event that EBITDA (as defined in the agreement) at the Embassy Suites Hotel Denver-International Airport exceeded $2,815,459 for any 12-month trailing period prior to October 6, 2007. During the 12-month period ended September 30, 2005, EBITDA at the Embassy Suites Hotel Denver-International Airport exceeded $2,815,459. Messrs. Butler, Blackham, Banta, Costello and Fay received a portion of these units either directly or indirectly through such person’s ownership interest in an entity that received the units.

In connection with his previous employment by Corporex, Mr. Blackham has separate investments in, and has entered profit participation agreements with respect to, other unrelated real estate investments by Corporex or its affiliates.

Additionally, Mr. Butler and Daniel T. Fay beneficially own all of the outstanding capital stock of Commonwealth Hotels, the hotel manager for nine of our twelve hotels, including the Embassy Suites Phoenix/Scottsdale that we acquired in February 2005, and benefit from the payment of management fees by us to Commonwealth Hotels pursuant to our management agreements. Commonwealth Hotels receives a base management fee and, if the hotels meet and exceed identified thresholds, an additional incentive management fee. In 2005, we paid Commonwealth Hotels an aggregate of $2,201,000 in management fees.

We executed strategic alliance agreements with Corporex, Commonwealth Hotels and Messrs. Butler and Fay regarding full-service and all-suites lodging investment opportunities any of them identify in the future during the term of the agreement. Through our strategic alliance agreement with Commonwealth Hotels, Commonwealth Hotels has an exclusive right of first refusal to manage all hotels that we acquire in the future, unless the acquisition opportunity was not known to us and has been brought to us by another pre-qualified management company. However, we may use another management company if a majority of our independent directors decides to do so in good faith for valid business reasons.

We agreed with Corporex to make Mr. Blackham available to Corporex at mutually agreed upon times to provide Corporex with transitional management and consulting services through December 31, 2005 for a $10,000 per month fee, plus expense reimbursement, paid to us.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Eagle for the 2006 fiscal year, subject to ratification of this appointment by the stockholders of Eagle. Ernst & Young LLP has served as independent auditors of Eagle since July 2005 and is considered by management of Eagle to be well qualified. Eagle has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Eagle or any of its subsidiaries in any capacity. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

On July 25, 2005, the Audit Committee of Eagle dismissed Grant Thornton LLP as the independent registered public accounting firm for the Company.

The reports of Grant Thornton LLP on the Company’s and its predecessor’s consolidated financial statements for the years ended December 31, 2004 and December 31, 2003, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle.

As to the Company and its predecessor, during the years ended December 31, 2004 and December 31, 2003, and through July 25, 2005, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused them to make reference thereto in their reports on any of our financial statements. As to the Company and its predecessor, during the years ended December 31, 2004 and December 31, 2003, and through July 25, 2005, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

On July 25, 2005, the Company’s Audit Committee engaged Ernst & Young LLP as its new independent registered public accounting firm. During the two-year period ended December 31, 2004 and the period from January 1, 2005 through July 24, 2005, neither the Company, its predecessor nor anyone on its or their behalf consulted with Ernst & Young LLP regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s or predecessor’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, as those terms are defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

The Company has provided each of Grant Thornton LLP and Ernst & Young LLP with a copy of the foregoing disclosures prior to filing this Proxy Statement with the SEC.

Fees incurred related to services provided by each of Grant Thornton LLP and Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2005 are previously described in the “Audit Committee Report” section of this proxy statement. The audit committee has determined that the rendering of the non-audit services by Ernst & Young LLP has been compatible with maintaining the auditor’s independence.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Eagle for the 2005 fiscal year.

OTHER MATTERS

Eagle’s management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCK PRICE PERFORMANCE GRAPH

The following chart compares the cumulative total shareholder return, assuming that all dividends are reinvested, on the Company’s common stock with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Index for the same period. The Stock price performance graph assumes an investment of $100 in Eagle and the two indices on October 1, 2004, the date of our initial public offering, through December 31, 2005.

	Oct. 1, 2004	Dec. 31, 2004	Dec. 31, 2005
Eagle	100.00	$100.49	$81.90
NAREIT	100.00	$112.74	$122.08
S&P 500	100.00	$107.60	$112.92

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2005 each of such persons timely filed all reports they were required to file under Section 16(a); except that one transaction was filed late by each of Messrs. Banta, Costello, Engel, Fisher, George, Kohlhepp and McDowell.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals of stockholders to be presented at the 2007 annual meeting of stockholders must be received by the secretary of Eagle prior to December 1, 2006, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2007 proxy material. If a stockholder wishes to present a proposal at the 2007 annual meeting, whether or not the proposal is intended to be included in the 2007 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of Eagle not less than 60 nor more than 90 days prior to the anniversary of the 2006 annual meeting. If a stockholder is permitted to present a proposal at the 2007 annual meeting but the proposal was not included in the 2007 proxy material, Eagle believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 14, 2007, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by Eagle. Eagle will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

Eagle has retained American Stock Transfer and Trust Company to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $7,500.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM P. BUTLER Chairman of the Board of Directors

March 31, 2006

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

ON MAY 3, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William P. Butler and J. William Blackham and each or any of them proxies, with power of substitution, to vote all shares of common stock held by the undersigned at the Annual Meeting of Stockholders to be held May 3, 2006, at the Cincinnati Marriott Hotel at RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky 41011, or at any adjournment or postponement thereof. Please mark your vote as indicated on the reverse side.

(continued and to be signed on the reverse side.)

The Board of Directors recommends a vote “For” the election of Directors and “For” the appointment of Ernst & Young LLP as independent auditors. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

1. TO ELECT NINE DIRECTORS TO SERVE FOR ONE YEAR AND UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY

FOR ALL NOMINEES

☐	FOR ALL ACCEPT

(see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

NOMINEES:

☐	William P. Butler
☐	J. William Blackham
☐	Robert J. Kohlhepp
☐	Frank C. McDowell
☐	Louis D. George
☐	Thomas R. Engel
☐	Thomas E. Costello
☐	Thomas E. Banta
☐	Paul S. Fisher

2. TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 2006 FISCAL YEAR.

FOR AGAINST ABSTAIN	☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.

The undersigned acknowledges receipt from Eagle Hospitality Properties Trust, Inc. of, prior to the execution of this proxy, a notice of the meeting, a proxy statement and an annual report to stockholders.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:	Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2